Exhibit 99.1

FOR IMMEDIATE RELEASE	News Release

For more information, please contact:

Ethan Manuel Corporate Treasurer 503.685.7807 ethan_manuel@mentor.com	Ryerson Schwark Media Relations 503.685.1660 ry_schwark@mentor.com

Mentor Graphics Corporation Announces Pricing of

Private Placement of 6.25% Convertible Subordinated Debentures Due 2026

WILSONVILLE, Ore., October 6, 2010—Mentor Graphics Corporation (NASDAQ: MENT) today announced the pricing of a private placement of $20 million aggregate principal amount of its 6.25% Convertible Subordinated Debentures due 2026 to be issued to qualified institutional buyers in reliance on Section 4(2) of the Securities Act of 1933, as amended. The company intends to use the net proceeds of approximately $19.9 million from the sale of the debentures for general corporate purposes.

The debentures will bear interest at 6.25% per annum. The debentures provide for a net share settlement and under certain circumstances may be convertible into cash (up to the principal amount of the notes) and, with respect to any excess conversion value, into cash, shares of common stock of the company or a combination of cash and shares of common stock at an initial conversion rate of 55.6545 shares per $1,000 principal amount of debentures. At the initial conversion rate, the debentures will be convertible into common stock at a conversion price of approximately $17.97 per share.

The debentures are redeemable in cash in whole or in part at specified prices declining to 100% of the principal amount plus accrued and unpaid interest at the company’s option beginning on March 6, 2011, upon at least 20 days’ but not more than 60 days’ notice by mail to holders of debentures. The holders of the debentures will have the ability to require the company to repurchase the debentures in cash in whole or in part on each of March 1, 2013, 2016 and 2021, and in the event of a fundamental change. In such case, the repurchase price would be 100% of the principal amount of the debentures plus any accrued and unpaid interest.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The debentures and any common stock issuable upon conversion of the debentures have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Mentor Graphics

Mentor Graphics Corporation (NASDAQ: MENT) is a world leader in electronic hardware and software design solutions, providing products, consulting services and award-winning support for the world’s most successful electronics and semiconductor companies. Established in 1981, the company reported revenues over the last 12 months of about $800 million. Corporate headquarters are located at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777. World Wide Web site: http://www.mentor.com/.

(Mentor Graphics is a registered trademark of Mentor Graphics Corporation. All other company or product names are the registered trademarks or trademarks of their respective owners.)

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